                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-63082

      Prospectus Supplement No. 282 to the Prospectus dated June 25, 2001 and the Prospectus Supplement dated June 25, 2001.

                                  $30,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

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The note being purchased has the following terms:

PRINCIPAL AMOUNT: $30,000,000

STATED MATURITY: March 28, 2008

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: March 28, 2003

ORIGINAL ISSUE PRICE: 99.806%

NET PROCEEDS TO GOLDMAN SACHS: 99.456%

ORIGINAL ISSUE DISCOUNT NOTE: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTE:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date:
    - regular record date:

IF INTEREST RATE IS FLOATING: YES

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR: YES
         - Telerate LIBOR page: 3750
         - Reuters screen LIBOR page: no
         - index currency: U.S. dollars
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Telerate page 7051:
        - Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: three months
    - spread: +40 basis points
    - spread multiplier: none
    - initial base rate: 1.29%
    - maximum rate: none
    - minimum rate: none
    - interest reset dates: quarterly -- on
          March 28, June 28, September 28
          and December 28, commencing
          on June 28, 2003.
    - interest payment dates: March 28,
          June 28, September 28 and December
          28, commencing on June 28, 2003.
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

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     The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the note. If the note is sold in a market-making transaction after its initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated June 25, 2001 and prospectus supplement dated June 25, 2001 for additional information about the note being purchased.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                     GOLDMAN, SACHS & CO.
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                  Prospectus Supplement dated March 21, 2003.